EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

November 13, 2007

Board of Directors
UC Hub Group, Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in this Form 10-KSB filed on or about November 13, 2007 relating to the consolidated financial statements of UC Hub Group, Inc. for the year ended July 31, 2007, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding UC HUB’s ability to continue as a going concern.

/s/ LAWRENCE SCHARFMAN & CO, CPA P.A.
Lawrence Scharfman & Co., CPA P.A.
9608 Honey Bell Circle
Boynton Beach, Florida 33437